Exhibit 35.1

CERTIFICATE OF COMPLIANCE

CenterPoint Energy Restoration Bond Company II, LLC

$401,521,000 Series 2025-A Senior Secured System Restoration Bonds

The undersigned hereby certifies that the undersigned is the duly elected and acting Vice President and Treasurer of CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as servicer (the “Servicer”), under the System Restoration Property Servicing Agreement dated as of September 17, 2025 (the “Servicing Agreement”) by and between the Servicer and CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC (the “Issuer”), and further certifies that:

1.            A review of the activities of the Servicer and of its performance under the Servicing Agreement during the period from September 17, 2025 to December 31, 2025 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

2.            To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the period from September 17, 2025 to December 31, 2025, except as set forth on Annex A hereto.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Servicer Certificate of Compliance this 30th day of March, 2026.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as Servicer

By:	/s/ Patricia L. Martin
	Name:	Patricia L. Martin
	Title:	Vice President and Treasurer

ANNEX A

to Certificate of Compliance

LIST OF SERVICER DEFAULTS

The following Servicer Defaults, or events that with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned occurred during the period from September 17, 2025 to December 31, 2025:

Nature of Default	Status
None

While not a Servicer Default, during 2025, (i) on three occasions the Servicer did not timely assess a 5% late-payment penalty to the late paying REP and (ii) on six occasions the Servicer did not timely direct the Trustee to assess the REP Deposit of the late paying REP for the late payment. The Servicer has changed its policies and procedures to make sure that (i) late-payment penalties are assessed on the 36th day after the billing date (or the next Servicer Business Day if such 36th day is not a Servicer Business Day) and (ii) it directs the Trustee on the 46th day after the billing date (or the next Servicer Business Day if such 46th day is not a Servicer Business Day) to assess the appropriate REP Deposit for the late payment if the late payment has not been made by such 46th day. Capitalized terms used in this Certificate but not defined herein have their respective meanings as set forth in the Servicing Agreement.